Missouri REALTORS®

Residential Sale Contract

This Contract has legal consequences. If you do not understand it, consult your attorney before signing.

This Residential Sale Contract ("**Contract**") is made by and between:
HCO 1, LLC ("**Buyer**") and the undersigned "**Seller**".

1. PROPERTY.

Seller agrees to sell and Buyer agrees to buy the real estate located in the municipality of (*if incorporated*) ______________ (*if left blank, deemed unincorporated and outside of municipal boundaries*) and commonly known as:

73 West Lake Court	Sunrise Beach	MO	65079	Camden
Street Address	**City**		**Zip Code**	**County**

☐ ***(Check box if legal description attached)***

If no legal description is attached, then legal description on Seller's vesting deed(s) to govern.

Such real estate, together with all attached improvements and fixtures thereon (unless specifically excluded below), all rights, privileges and easements appurtenant thereto, and any item of personal property specifically included below, are collectively the "**Property**".

2. INCLUSIONS/EXCLUSIONS.

The Property includes (but is not limited to) all the following (if any) which are now located on the real estate, all of which Seller warrants to convey to Buyer free and clear at Closing. ***Note: This Contract, and not a Seller's Disclosure Statement, MLS or other promotional material, provides for what is included in this sale.***

Access to Property
- Garage Door Openers & Controls
- Keys & Remote Entry Controls

Exterior
- Lighting, Landscaping & Mailbox
- Fences (*including hardwired pet systems, collars and controls*)
- Sprinkler Systems and Controls

Electrical, Lighting & TV Related
- Attic & Ceiling Fans
- Lighting Fixtures
- Attached Antennas & TV Mounts
- Flush Mounted Speakers
- Fire, Smoke & CO Alarms

Systems & Utilities
- Heating, Cooling, Electrical & Plumbing Fixtures/Systems
- Solar Panels & Systems
- Humidifier (*if attached*)
- Propane Tanks (*excluding portable tanks - see lines 19-20 & 283-284*)
- Radiator Shields
- Hardwired Security & Alarm Systems
- Central Vac Systems & Attachments
- Ventilation & Exhaust Fans
- Water Softeners & Sump Pump
- Window Air Conditioning Units
- Fireplace, Equipment & Doors (*if attached, including artificial logs*)

Kitchen/Cooking Related
- Dishwashers & Trash Compactors
- Garbage Disposals
- Barbecue Grills & Fire Pits (*Built-in*)
- Microwave Ovens (*Built-in*)
- Ovens/Ranges/Stoves & Attachments

Window/Wall & Flooring Related
- Blinds, Shades, Shutters, Storm Windows & Doors, Screens, Awnings
- Curtain & Drapery Hardware (*only*)
- Attached Mirrors & all Bathroom Mirrors
- Attached Shelving/Closet Organizers
- Attached Floor Coverings

To avoid misunderstanding, list below (as "Included" or "Excluded") any item(s) which may be subject to question:

Included (*e.g., non-affixed equipment or other personal property such as refrigerators, TVs, electronics, washer/dryer & appliances*):
____

Excluded (*e.g., any item(s) reserved, leased or not owned by Seller, such as propane tanks, water softeners, and solar panels/systems*):
____

3. PURCHASE PRICE/EARNEST MONEY.

The "**Purchase Price**" for the Property to be paid by Buyer (subject to adjustments as provided herein) is: $ 475,000

The "**Seller Concessions**" (if any) to be credited by Seller at Closing (*see §10*) are (*$0 if none stated*): $ ______

The "**Earnest Money**", to be applied to Purchase Price at Closing, is (*if applicable, also complete below*): $ 4750

Earnest Money shall be delivered by Buyer to Endpoint Title ("**Escrow Agent**") no later than ___ days (*5 days unless otherwise specified*) after the Effective Date.

If Earnest Money is not timely delivered to Escrow Agent, then Seller may terminate this Contract by providing Notice thereof to Buyer at any time prior to delivery of the Earnest Money to Escrow Agent.

Note: *If additional Earnest Money is to be supplied at any time prior to Closing, or if any Earnest Money is to be treated as non-refundable, attach an appropriate rider, such as MSC-2001R (Earnest Money Rider). See also §8 below.*

Escrow Agent shall confirm its receipt and deposit of any Earnest Money upon request by any party and may retain any interest earned thereon. Buyer shall pay the balance of the Purchase Price, by any form of funds acceptable to Closing Agent ("**Funds**"), at Closing.

4. CLOSING.

Subject to the terms of this Contract, this sale will be closed (meaning the unconditional release and exchange of the Deed for the Purchase Price, together with all other documents and Funds required by this Contract, the "**Closing**") at the office of (*the Title Company identified at §6 unless otherwise specified*) Endpoint Title ("**Closing Agent**") at Mobile Notary @ Agents office Osage Beach, **MO** on April 12, 20 23 (the "**Closing Date**").

Mobile Notary @ Agents office Osage Beach	April	12
Specify Location	**Month**	**Day**

Possession and all keys will be delivered to Buyer at Closing. ***Brokers are not responsible for delivery of keys. Buyer should change locks following possession and reset to factory setting all codes and passwords for all electronic systems or components at the Property.***

Note: Attach a rider if possession is to be transferred other than as of Closing: *See e.g., RES-3010 (Residential Lease); MSC-2080R (Possession by Buyer Prior to Closing); MSC-2090R (Possession by Seller After Closing); MSC-2085R (Limited Purpose Entry by Buyer Prior to Closing).*

Unless specified otherwise, Seller warrants that the Property will be vacant as of the time of Closing (*e.g.*, except for tenant(s) in possession pursuant to a lease approved pursuant to this Contract), and in its present condition (together with any improvements or repairs required by this Contract), ordinary wear and tear excepted, and free of any debris or personal property not included above.

(Note: If the Property is to remain tenant occupied, please complete and attach Rental Property Rider MSC-2035R).

5. SALE/APPRAISAL/ FINANCING CONTINGENCIES.

A. Sale Contingency. *Check one box below:*

☒ This Contract is **NOT** contingent upon the sale and/or closing of any other existing property of Buyer.

☐ This Contract **IS** contingent upon the sale and/or closing of an existing property of Buyer. *If this box is checked, then complete and attach either Rider "Contingency for Sale of Buyer's Existing Property" (MSC-2021R), or "Contingency for Closing of Buyer's Existing Property" (MSC-2022R), and indicate such at §21.*

☐ **B. Appraisal Contingency.** *Check this box only if the following paragraph is intended to apply:*

Note: *A lender's loan approval process does not always include a traditional appraisal. Different types of "appraisals" are available and underwriting requirements vary. If Buyer's performance under this Contract is to be conditioned upon the Property appraising at the Purchase Price, Buyer should check box B above and complete the following.*

Buyer's performance under this Contract is contingent upon the Property appraising at not less than the Purchase Price, by an appraiser selected by Buyer or Buyer's lender and licensed by the State of Missouri. Seller agrees to provide reasonable access to the Property for this purpose upon reasonable advance Notice from Buyer. If the appraised value is less than the Purchase Price, Buyer may request a reduction in the Purchase Price (but not less than the appraised value). If Buyer desires to act on this contingency, Buyer must deliver a written request (and a copy of the appraisal) to Seller no later than 25 *days (25 if none stated)* after the Effective Date. ***Note****: MSC-2020N Appraisal Notice (Part A) may be used for this purpose.* If Buyer does not timely deliver the Appraisal Notice to Seller, this contingency shall be deemed waived. If the parties do not reach a written agreement to reduce the Purchase Price as requested within 5 days *(5 if none stated)* after delivery of the Appraisal Notice to Seller (the "**Appraisal Resolution Deadline**"), then this Contract shall automatically terminate (with Earnest Money returned to Buyer, subject to §8) unless Buyer waives this contingency by delivering Notice thereof to Seller on or before the Appraisal Resolution Deadline. ***Note:*** *MSC-2020N (Part C) may be used for this purpose.* If the Purchase Price is reduced, the loan amount in Buyer's financing contingency (*if any*) shall be proportionately reduced.

C. Financing Contingency. *Check box 1, 2 or 3 below:*

☒ **1. Not Contingent Upon Financing**. Although not a condition to performance, Buyer may finance any portion of Purchase Price. *(Also check the following, if applicable):* ☒ Pre-Approval Letter/Proof of Funds sufficient to complete the Closing is attached.

☐ **2. Nonconventional.** *If this box is checked, then complete and attach the applicable Rider, and indicate such at §21 (e.g., Government Loan, MSC-2011R; Seller Financing & Disclosures, MSC-2012R; or Loan Assumption, MSC-2013R*).

☐ **3. Conventional.** Buyer agrees to do all things reasonably necessary, including but not limited to completing a loan application, paying for a credit report, appraisal and any other required fees, providing all information required by lender and otherwise cooperating fully to make a good faith effort to obtain the financing described below. If Buyer does not deliver Notice, provided by Buyer's lender, to Seller of Buyer's inability to obtain a loan on the terms described below, by 5:00 p.m. on the date (the "**Loan Contingency Deadline**") which is ____ days (*25 if none stated*) after the Effective Date, then this contingency shall be deemed waived and Buyer's performance under this Contract shall no longer be conditioned upon Buyer obtaining financing; provided however, if such lender will not give Buyer such Notice, then Buyer may directly notify Seller (on or before the Loan Contingency Deadline) by providing a notarized affidavit that Buyer has timely complied with all of the terms of this paragraph and despite request, Buyer was unable to obtain such Notice from lender (*See MSC-2010A "Buyer's Financing Contingency Affidavit" or MSC-2010B "Non-Individual Buyer's Financing Contingency Affidavit")*. If Buyer has complied with the terms of this subparagraph C.3 and has timely provided Notice to Seller of Buyer's inability to obtain a loan on the terms described below, then this Contract shall terminate with Earnest Money to be returned to Buyer (subject to §8).

(Complete one or both) Loan amount: __________% of the Purchase Price, *or* $ ______________________________.

Initial interest rate not to exceed: ____________________%. Amortization term ______________years.

Rate Type (*check one*): ☐ Fixed ☐ Adjustable ☐ Other: ______________________________

Other terms (*N/A if blank*): ______________________________

If Buyer does not attach MSC-2021R or MSC-2022R *(per §5A)*, then Buyer's inability to obtain a loan due to the failure of the sale and/or closing of another property of Buyer's will not constitute grounds to exercise this financing contingency. If there is no appraisal contingency (*i.e., if subpart B is not checked above*) or the appraisal contingency has been waived or removed, then failure of the Property to appraise at the Purchase Price will not constitute grounds to exercise this financing contingency.

Note: *If the Loan Contingency Deadline passes without a termination, Buyer remains obligated under this Contract and must have available all Funds required to close. A "loan commitment" or "preapproval" does NOT guarantee that Buyer's loan will actually fund.*

6. TITLE/SURVEY. ***Note:*** *Any Seller paid Title Fees set forth below are* ***in addition*** *to any "Seller Concessions" (see §10).*

Seller shall transfer marketable title to the Property subject only to the Permitted Exceptions, as directed by Buyer, by *(unless otherwise specifically agreed)* general warranty deed (the "**Deed**"), properly executed and in recordable form.

Within 10 days (*10 if none stated*) after the Effective Date (*check applicable box below*):

☐ **A.** Seller shall deliver to Buyer a commitment (the "**Title Commitment**") to issue a current ALTA owner's policy of title insurance in the amount of the Purchase Price (the "**Owner's Policy**"), **both at Seller's cost**.

☐ **B.** Seller shall deliver to Buyer a Title Commitment to issue an Owner's Policy (**cost of both to be split 50/50 between parties**).

☐ **C.** Seller shall deliver to Buyer a Title Commitment, at **Seller's cost,** to issue an Owner's Policy at **Buyer's cost**.

☒ **D.** Buyer may order a Title Commitment to issue an Owner's Policy (**both at Buyer's cost**).

The Title Commitment and Owner's Policy shall be issued by Endpoint Title (the "**Title Company**"). Buyer, at its sole option, expense and liability, may also obtain a survey of the Property ("**Survey**") to confirm its legal description and determine if there are any defects, encroachments, overlaps, boundary line or acreage discrepancies, or other adverse matters that may be disclosed. ***Note****: All surveys are not alike. Buyer should consult with its lender and Title Company as to their survey requirements and ability to provide full survey coverage. MSC-2500 (Survey/Elevation Certificate Order Form) may be used to indicate the type of survey or service Buyer selects and the company to perform the same.*

Buyer has 20 days (*20 if none stated*) to review the Title Commitment after its receipt, including (other than the Permitted Exceptions as defined below) all use and other restrictions, rights of way and easements, and all other recorded documents which Buyer may desire to obtain (the "**Review Period**"), and to deliver Notice to Seller of any objections which Buyer has to any matters shown or referred to therein and/or the Survey ("**Objections**"); provided, however, that if box 6D is checked, then Buyer has 20 days *(20 if none is stated*)

after the Effective Date (which shall be deemed to be the "Review Period") to review all such matters and deliver Notice of any Objections to Seller. ***Note:*** *MSC-2055N (Title & Survey Notice) may be used to facilitate the delivery of any Objections.*

If Buyer timely objects, Buyer must also deliver a copy of the Survey and/or Title Commitment to Seller pertaining to such Objections. Seller has 7 days (*7 if none stated*) after receipt of Buyer's Objections to agree in writing to correct the same, prior to Closing, at Seller's expense. If Seller does not so agree, then this Contract shall automatically terminate unless Buyer, within 3 additional days (*3 if none stated*) after Buyer's receipt of Seller's response to Buyer's Objections, agrees in writing to accept title without correction of such Objections. ***Note: If Seller fails to timely respond to Buyer's Objections, then Seller shall be deemed to have refused to agree to correct any of them.*** If the Contract is terminated under this Section, then the Earnest Money is to be refunded to Buyer (subject to §8). If any defect objected to causes a failure of marketable title, then Seller shall be liable for any survey, title, inspection and appraisal costs or charges paid or incurred by Buyer.

Seller is solely responsible and liable for clearing any title exception that arises between the Effective Date and Closing. Any existing monetary lien (other than a lien created as a result of Buyer's actions, and any taxes or assessments to be prorated at Closing) may be paid out of the Purchase Price proceeds. Subject thereto, any item shown (or which could have been shown) on the Survey or Title Commitment for which Buyer does not timely deliver a Notice of Objection shall be deemed waived, and together with all laws and zoning ordinances and, unless MSC-2060R (*Subdivision Review Rider*) is attached hereto (*in which case, please indicate such at §21*), the subdivision indentures, covenants, declarations and restrictions, and the subdivision/homeowner association bylaws, rules and regulations and financial and insurance information, for the subdivision of which the Property is a part, are collectively referred to herein as the "**Permitted Exceptions**". The Owner's Policy must include mechanic's lien coverage. Subject to any Seller Concessions (see *§10),* Buyer is solely responsible for the cost of any lender title insurance policy.

7. INSPECTIONS.

A. General. The Property is being sold in its present condition, with no warranties, expressed or implied (except as may be given to Buyer in writing). Conditions of the Property that are disclosed or clearly visible should be considered by Buyer in setting the Purchase Price, or by making correction of such conditions by Seller a requirement of this Contract. Unless waived in writing (*MSC-2051R As-Is Inspection Waiver Rider may be used for this purpose*), Buyer may inspect the Property or have it inspected by a qualified inspector on Buyer's behalf during the Inspection Period. Seller agrees to provide reasonable access to the Property for this purpose, and as may be required by Buyer's lender or insurer, upon reasonable advance Notice from Buyer. Buyer agrees to immediately repair any damage to the Property, and to indemnify and hold Seller harmless from and against all claims, costs, demands and expenses, including without limitation reasonable attorney fees and court costs, resulting from any inspection of or access to the Property by or on behalf of Buyer, which obligations shall survive termination of this Contract.

B. Property Data. Within N/A days (*Insert "N/A" if not applicable, otherwise 5 days if none stated*) after the Effective Date (the "**Property Data Review Period**"), Buyer may review additional data regarding the Property, including but not limited to: zoning regulations; taxes; school district; square footage of land or improvements; and the presence of registered sex offenders or other convicted criminals in the area **("Property Data")**. If unsatisfied with any Property Data, Buyer may terminate this Contract (with Earnest Money returned, subject to §8) by delivering Notice thereof to Seller prior to expiration of the Property Data Review Period. ***Note:*** *MSC-2049N (Property Data Review Termination Notice) may be used for this purpose.* Failure to timely provide such Notice constitutes a waiver of such termination right and Buyer's acceptance of all Property Data.

C. Inspection Reports. Buyer may, at Buyer's option and expense, obtain written inspection reports of the condition of the Property as reasonably deemed necessary by Buyer or its lender, including but not limited to the condition or presence *(if any)* of: flood plain status; environmental hazards; mold; termite and wood destroying insect infestation or damage; plumbing, including water well, sewer, septic and wastewater treatment systems and lawn irrigation systems; roofs and other structural improvements; heating and air conditioning, electrical and mechanical systems and equipment; swimming pools and equipment; chimneys, flues and gas lines; leaks and exterior drainage; and any appliance included as part of the Property. ***Note:*** *The cost and availability of insurance should be ascertained during the Inspection Period, including but not limited to homeowner's and flood insurance.*

D. Inspection Notice. Buyer must furnish a copy of the relevant portion(s) of the written inspection report(s) to Seller, along with a written list of any unacceptable condition(s) noted therein (the "**Inspection Notice**", *See MSC-2050N*), within 10 days (*10 if none stated*) after the Effective Date (the "**Inspection Period**"); but if an inspection report indicates a specialist is required for further inspection on a particular area(s) of the Property (a "**Specialist Report**"), Buyer may give Notice of same to Seller (prior to expiration of the Inspection Period) and receive an additional 5 days (*5 if none stated*) to provide the Inspection Notice. ***Note:*** *MSC-2047N (Notice of Additional Time for Specialist Report) may be used for this purpose.* All inspection reports, including further specialist evaluations, are the sole responsibility of Buyer, and not Seller. ***Note: Buyer may submit only 1 Inspection Notice. It must include all matters unacceptable to Buyer and a copy of all relevant portions of the inspection report(s)/Specialist Report(s). Buyer may not object to anything that is not in an inspection report or Specialist Report.*** Failure to perform any inspection or to timely deliver an Inspection Notice constitutes a waiver and acceptance by Buyer of all conditions.

If an Inspection Notice is timely given, it shall state if:
(1) Buyer is satisfied with all inspections;
(2) There are unacceptable conditions to be satisfied by Seller (in a workmanlike manner and prior to scheduled Closing Date, unless otherwise specified); or
(3) Buyer elects to terminate the Contract, with Earnest Money returned to Buyer (subject to §8), excepting only as follows:

LIMITATION of inspection rights (only applies if the following box is checked):
☐ ***(Check Box only if applicable)*** Buyer waives its right to unilaterally terminate the Contract (*i.e.*, Buyer waives option (**3**) above). Buyer must give Seller an opportunity to correct, prior to the scheduled Closing Date, unacceptable conditions noted (*i.e.*, Buyer's Inspection Notice must select from only option **(1)** or **(2)** above).

E. Resolution Period. If this Contract is not terminated as provided above, the parties shall have 10 days (*10 if none stated*) after Seller's receipt of the Inspection Notice (the "**Resolution Period**") to reach a written agreement as to **(a)** who will complete and pay for the correction of any unacceptable conditions; or **(b)** a monetary adjustment at Closing in lieu thereof; or this Contract will automatically terminate with Earnest Money to be returned to Buyer (subject to §8). Either a written commitment by **(a)** Seller to meet

all requirements originally submitted by Buyer in the Inspection Notice (at Seller's expense prior to the scheduled Closing Date); or **(b)** by Buyer to accept the Property without satisfaction of any such requirement; (both scenarios being referred to herein as a "**Capitulation**") shall constitute an "agreement" for purposes of this paragraph, even if earlier negotiations failed. Regardless of the Resolution Period timeframe set forth above, if Seller responds by declining to satisfy all items listed in an Inspection Notice from Buyer, and does not make a counter proposal, then this Contract shall automatically terminate unless Buyer delivers a Capitulation Notice to Seller within 2 days (*2 if left blank)* after Buyer's receipt of Seller's Response (or the parties reach a mutually acceptable written agreement prior thereto). ***Note:** A monetary adjustment may affect the terms of Buyer's loan (e.g., down payment, interest rate and private mortgage insurance) and may also affect Buyer's ability to obtain any required occupancy permit.*

F. Municipal/Governmental Inspections. Seller agrees to apply for any required occupancy compliance inspection, including those of any municipal, conservation, fire district or other governmental authority (*e.g.*, back flow certification) at Seller's expense. If the Property does not pass all such inspections, Seller must provide Notice to Buyer within 10 days (*Insert "N/A" if not applicable, otherwise 15 days if none stated*) after the Effective Date of any violation or requirement that Seller will not correct or satisfy; **Failure to provide timely Notice eliminates Seller's ability to negotiate any noted inspection violation or requirement, and Seller must correct and satisfy all such matters prior to the scheduled Closing Date**. If Seller timely notifies Buyer of Seller's refusal to correct or satisfy all such matters, Buyer and Seller have 10 days (*10 if none stated*) after Buyer's receipt of Seller's Notice in which to reach a written agreement as to **(a)** who will complete and pay to correct and satisfy all such matters; or **(b)** to a monetary adjustment at Closing in lieu thereof; or this Contract will automatically terminate with Earnest Money to be returned to Buyer (subject to §8). Either a written commitment by **(a)** Seller to correct and satisfy all such matters, at Seller's expense prior to the scheduled Closing Date; or **(b)** Buyer to accept the Property without correction or satisfaction of any matter contained in the original report provided; shall constitute an "agreement" for the purposes of this paragraph, even if earlier negotiations failed. *Buyer is cautioned not to rely on governmental inspections, and to become independently satisfied with the condition of the Property.*

G. Broker Role. Buyer (and all involved real estate licensees, including the broker(s) assisting Buyer and/or Seller and their respective licensees identified in §25 below, collectively, the "**Brokers**") may be present during any inspection of the Property and "walk-through." Such presence shall only serve to assist in the coordination of and compliance with the terms of this Contract, and not in any way be interpreted as providing Brokers with special knowledge or understanding of any inspection results. The parties will rely only upon inspection results provided by the appropriate expert(s), and acknowledge that Brokers have no expertise or responsibility in determining any defects. The parties will also not rely upon Brokers in any way as to the selection or engagement of a particular company for any inspection, warranty or service. Inspections, warranties and services may be offered by more than one company, and the determination to select and engage a particular company, and the completeness and satisfaction of any such inspection, warranty or service, is the sole responsibility of Buyer. When choosing to engage a lender, inspector, warranty, service, title or repair company, or any other service provider, Buyer should consider, but not be limited by, the existence of errors and omissions insurance, liability insurance, business and professional licensure, membership in professional associations and years of experience. ***Note:** Buyer may use form MSC-2045 (Buyer's Inspection Authorization) to coordinate this process.*

***Note:** Under Missouri law, Brokers are immune from liability for statements made by engineers, land surveyors, geologists, environmental hazard experts, wood destroying inspection and control experts, termite inspectors, mortgage brokers, home inspectors, or other home inspection experts unless: (1) the statement was made by a person employed by a Broker; (2) the person making the statement was selected and engaged by the Broker; or (3) the Broker knew prior to Closing that the statement was false (or acted in reckless disregard as to whether the statement was true or false). A Broker shall not be the subject of any action and no action shall be instituted against a Broker for any information contained in any Seller disclosure furnished to Buyer, unless the Broker is a signatory to such, knew prior to Closing that the statement was false, or acted in reckless disregard as to whether it was true or false. Acting as a courier of documents shall not be considered to be making any statement contained in such documents.*

H. Home Warranty *(Check one):* ***Note:** Home Warranty plans are not a substitute for inspections.*

(1) ☒ Buyer acknowledges that Seller is not providing a home warranty plan or service agreement as a part of this sale. Buyer may purchase one separately, if desired.

(2) ☐ Seller agrees to pay (but only at and upon Closing), towards the cost of a home warranty plan or service agreement (to be ordered by Buyer or Buyer's Broker) an amount, not to exceed $____________________. Buyer's Broker may receive a fee from the home warranty vendor.

(3) ☐ Seller has a home warranty plan or service agreement and will transfer it to Buyer at Closing. (*Please add any further explanation, terms and conditions*) ____

8. DISPOSITION OF EARNEST MONEY.

Notwithstanding anything herein to the contrary, Escrow Agent and/or Closing Agent (as the case may be, "**Escrow Holder**") shall not distribute the Earnest Money or any other escrowed funds held by it ("**Escrow Funds**") without the written consent of all parties to this Contract (signatures on the Closing Statement may constitute such consent). Otherwise, Escrow Holder shall continue to hold said Escrow Funds in escrow until: **(1)** Escrow Holder has a written agreement signed by all parties consenting to its disposition; **(2)** a civil action is filed to determine its disposition (including an interpleader filed by Escrow Holder), at which time the Escrow Funds may be paid into court, less any attorney fees, court costs and other legal expenses incurred by Escrow Holder in connection therewith; **(3)** a court order or final judgment mandates its disposition; or **(4)** as may be required by applicable law. A Broker who is holding any Escrowed Funds in dispute between the parties is required by §339.105.4 RSMo to report and deliver the moneys to the State Treasurer within 365 days of the initial projected Closing Date. Escrow Holder is hereby authorized to report and deliver any such moneys to the State Treasurer at any time following sixty (60) days after the initial projected Closing Date (absent receipt of written consent of all parties as set forth above). ***Note:** If an Escrow Holder who is not a licensed real estate broker requires that a separate escrow agreement be executed by the parties, then those separate terms may supersede the terms of this Contract*. Whenever this Contract provides for the return of Earnest Money to Buyer, Buyer agrees that any expenses incurred by or on behalf of Buyer may be withheld by Escrow Holder and paid to the applicable service provider(s).

9. LOSS/CONDEMNATION.

Risk of loss to improvements on the Property shall be borne by Seller until Closing. Seller agrees to maintain Seller's current fire and extended coverage insurance (*if any*) on the Property, and to do ordinary and necessary maintenance, upkeep and repair, through

Closing. If, before Closing, any part of the Property is taken by eminent domain, or if a condemnation proceeding is filed or threatened against any part thereof (a "**Taking**"), or if any part of the Property is destroyed or physically damaged through no fault of Buyer, then Seller shall promptly provide Notice to Buyer thereof and if Seller intends to restore, prior to the scheduled Closing Date, the Property to its condition as of the Effective Date. If Seller restores the Property to its prior condition before the scheduled Closing Date, then the parties shall proceed to Closing. ***Note****: MSC-2510N (Property Damage Notice) and MSC-2520N (Taking Notice) may be used to deliver Notice of any Property damage (or Taking) and any election made in connection therewith.*

If the Property is not to be restored to its prior condition by Seller before the scheduled Closing Date, then Seller shall promptly provide Buyer with: a copy of any policy(ies) of insurance (or authorize that it be made available); the name and number of the agent for each policy and written authorization (*if needed*) for Buyer to communicate with the insurer; a copy of any written communications to and from the condemning authority and/or insurer (*as the case may be*); the policy limits; and (if known) the amount of proceeds payable on account of such Taking of or physical damage to the Property. Buyer may then either: **(1)** proceed with the transaction and be entitled to all insurance proceeds (and/or Taking payments and awards), if any, payable to Seller relating to any physical damage caused to (or Taking of) the Property, in which case the amount of any such payments theretofore made to Seller (plus any deductible amount not covered by insurance, but net of any other actual costs incurred) shall be at Buyer's option either **(a)** a credit against the Purchase Price otherwise payable by Buyer at Closing, or **(b)** a credit to Buyer at Closing, and Seller shall assign to Buyer all such remaining claims and rights to or arising out of any such casualty or Taking, including the right to conduct any litigation with respect thereto; or **(2)** rescind the Contract, in which case all parties shall be released from any further liability under this Contract and the Earnest Money shall be returned to Buyer (subject to §8). Buyer shall give Notice of Buyer's election to proceed to Closing to Seller within 10 days after Buyer's receipt of Notice of Property Damage (or Taking, as the case may be) and the aforesaid information. Closing will be extended accordingly, if such information is not received by Buyer more than 10 days prior to the scheduled Closing Date. Seller shall not settle any claim regarding a Taking prior to the Closing (or earlier termination of this Contract) without Buyer's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Buyer's failure to so notify Seller shall constitute an election to rescind this Contract. A rescission does not constitute a default. This Section shall survive Closing.

10. ADJUSTMENTS/CLOSING COSTS.

Adjustments, charges and Closing costs are agreed to be paid by the parties with sufficient Funds to satisfy their respective obligations hereunder, as of the date of Closing. Such matters and the following prorations shall be itemized on a closing statement prepared by Closing Agent and executed by Buyer and Seller at or prior to Closing (the "**Closing Statement**"), together with all other documents required of them pursuant to this Contract and/or customarily required by Closing Agent to complete the Closing. The parties hereby specifically permit the involved Broker(s) to obtain and retain copies of both Buyer's and Seller's Closing Statements as required by 20 CSR 2250-8.150. ***Note: Buyer is cautioned to always call to confirm instructions before sending any Funds via wire transfer.***

Buyer shall pay for (where applicable):

(a) hazard insurance premium(s) from and after Closing; **(b)** flood insurance premium if required by lender; **(c)** fees for any Survey or appraisal ordered by or for Buyer; **(d)** Title Company charges (*e.g.*, Closing, recording, escrow, wiring and closing protection letter fees) customarily paid by a buyer in the County where the Property is located; **(e)** any lender charges (*e.g.*, appraisal/credit report fees, loan discount "points", loan origination/funding fees and other loan expenses); **(f)** any inspections ordered by or for Buyer; **(g)** special taxes (*e.g.*, Tax Increment Financing Districts, Community Improvement Districts and Neighborhood Improvement Districts), subdivision and any other owner association assessments ("**Special Assessments**") levied after Closing; **(h)** the value of any heating oil or propane gas left in any tank at the Property (based on supplier current charges); **(i)** agreed upon repairs; **(j)** any applicable municipal, conservation, fire district or other governmental authority occupancy compliance permit fees; and **(k)** any commission or other compensation due from Buyer to the Broker(s).

Seller shall pay for (where applicable):

(a) existing liens (recorded and unrecorded) and existing loans on the Property (if not assumed by Buyer); **(b)** any Seller Concessions; **(c)** Title Company charges (*e.g.*, Closing, release, escrow, wire and closing protection letter fees) customarily paid by a seller in the County where the Property is located; **(d)** any required municipal, conservation, fire district or other governmental authority occupancy compliance inspection fees; **(e)** so-called "one-time" Special Assessments levied before Closing; **(f)** agreed upon repairs; and **(g)** any commission or other compensation due from Seller to the Broker(s).

The parties shall prorate and adjust between them at Closing (based on a 30 day month), with Seller to pay for day of Closing: **(a)** general taxes (based on currently available assessment and rate, otherwise based on previous year); **(b)** any installments of Special Assessments becoming due and payable during the calendar year of Closing; **(c)** subdivision upkeep assessments and monthly association fee; **(d)** flat rate utility charges (including water, sewer and trash); and **(e)** boat dock fees.

Seller Concessions: Notwithstanding the foregoing, at (and only upon) Closing, Seller shall pay ("**Seller Concessions**") up to, but not to exceed the amount set forth at §3 towards Buyer's Closing costs, prepaids, inspections, lender fees, charges and expenses, Title Commitment, Owner's Policy or lender title insurance policy costs and fees ("**Title Fees**") paid by Buyer, or any other expenses/fees associated with the Closing, all as approved by Buyer's lender (but not to include the cost of any home warranty, Title Fees paid by Seller or any brokerage or transaction fees charged by Buyer's Broker).

11. BINDING EFFECT/ASSIGNABILITY/SECTION 1031 EXCHANGE.

This Contract is binding on and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Buyer may not assign this Contract without the written consent of Seller if: **(a)** Seller is taking back a note and deed of trust as part of the Purchase Price; or **(b)** Buyer is assuming the existing note. Assignment does not relieve the parties from their obligations under this Contract. The parties acknowledge that Buyer may desire to acquire, and/or Seller may desire to sell, the Property as part of a like-kind exchange ("**Exchange**") pursuant to §1031 of the Internal Revenue Code (the "**Code**"). Each party agrees to cooperate with the other and its qualified intermediary/third-party facilitator in connection with any such Exchange; provided, however, in no event shall Closing hereunder be delayed or affected by reason of an Exchange, nor shall consummation of an Exchange be a condition precedent or subsequent to any obligation of the parties under this Contract. No party shall, by this Contract or acquiescence to an Exchange, be required to incur any cost or expense, or to acquire or hold title to any real property, for purposes of consummating an Exchange at the request of another party (the "**Requesting Party**"), or have its rights or obligations hereunder affected in any manner, or be deemed to

have warranted to a Requesting Party that such Exchange in fact complies with the Code. A Requesting Party shall reimburse each other party for any cost or expense incurred by such non-requesting party with respect to an Exchange.

12. ENTIRE AGREEMENT/MODIFICATION.
This Contract and any rider or attachment hereto (*if any*) constitute the entire agreement between the parties hereto concerning the Property. There are no other understandings, written or oral, relating to the subject matter hereof. This Contract may not be changed, modified or amended, in whole or in part, except in writing signed by all parties.

13. DEFAULT/REMEDIES.
If either party defaults in the performance of any obligation under this Contract, the party claiming a default shall notify the other party in writing of the nature of the default and the party's election of remedy. The notifying party may, but is not required to, provide the defaulting party with a deadline for curing the default. Following a default by either Seller or Buyer, the other party shall have the following remedies:

A. Seller Defaults. If Seller defaults, Buyer may: **(1)** specifically enforce this Contract and recover damages suffered by Buyer as a result of the delay in the acquisition of the Property; **(2)** terminate this Contract by Notice to Seller, and agree to release Seller from liability upon Seller's release of the Earnest Money and reimbursement to Buyer for all actual costs and expenses incurred by Buyer (and which are to be specified in Buyer's Notice of default) as liquidated damages and as Buyer's sole remedy (the parties recognizing that it would be extremely difficult, if not impossible, to ascertain the extent of actual damages caused by Seller's breach, and that return of the Earnest Money plus all actual costs and expenses incurred by Buyer represents as fair an approximation of such actual damages as the parties can now determine); or **(3)** pursue any other remedy and damages available at law or in equity. If Buyer elects to terminate this Contract, the Earnest Money, less any expenses incurred by or on behalf of Buyer, shall be returned to Buyer (subject to §8). Buyer's release of Seller shall not relieve Seller's liability (if any) to the Broker assisting Seller pursuant to any listing or other brokerage service agreement between them.

B. Buyer Defaults. If Buyer defaults, Seller may: **(1)** specifically enforce this Contract and recover damages suffered by Seller as a result of the delay in the sale of the Property; **(2)** terminate this Contract by Notice to Buyer, and (subject to §8) retain the Earnest Money as liquidated damages and as Seller's sole remedy (the parties recognizing it would be extremely difficult, if not impossible, to ascertain the extent of actual damages caused by Buyer's breach, and that the Earnest Money represents as fair an approximation of such actual damages as the parties can now determine); or **(3)** pursue any other remedy and damages available at law or in equity. If Earnest Money is retained by Seller as liquidated damages, any right or interest of the Broker assisting Seller with respect thereto shall be as set forth in the listing or other brokerage service agreement entered into between them.

14. PREVAILING PARTY.
In the event of any litigation between the parties pertaining to this Contract, the prevailing party shall be entitled to recover, in addition to any damages or equitable relief, the costs and expenses of litigation, including court costs and reasonable attorney fees. The provisions of this Section shall survive Closing or any termination of this Contract.

15. SELLER'S DISCLOSURE STATEMENT. *(check one)*
☐ **A.** Buyer confirms that before signing this offer to purchase, Buyer received a Seller's Disclosure Statement for the Property. The Seller's Disclosure Statement is not a substitute for any inspection that Buyer may wish to obtain. Buyer is advised to address any concerns Buyer may have about information in the Seller's Disclosure Statement by use of contingencies under this Contract.
☐ **B.** Seller agrees to provide Buyer with a Seller's Disclosure Statement within ____ days (*1 if none stated*) after the Effective Date. Buyer has ____ days (*3 if left blank*) after delivery of the Disclosure Statement to review it and deliver Notice to Seller if this Contract is to be terminated (with Earnest Money to be returned to Buyer subject to §8). If Buyer does not timely deliver Notice of termination to Seller, then Buyer shall be deemed to have accepted the Disclosure Statement without objection.
☒ **C.** No Seller's Disclosure Statement will be provided by Seller.
Seller confirms that the information in the Seller's Disclosure Statement (*if any*) is (or when delivered will be) accurate, to the best of Seller's knowledge. Seller will fully and promptly disclose in writing to Buyer any new information pertaining to the Property that is discovered by or made known to Seller at any time prior to Closing and constitutes an adverse material fact or would make any existing information set forth in the Seller's Disclosure Statement false or materially misleading.

16. LEAD-BASED PAINT DISCLOSURE.
If required by law, Seller has provided a Disclosure of Information of Lead-Based Paint and/or Lead-Based Paint Hazards form.

17. WALK-THROUGHS/UTILITIES.
Buyer, its representatives and any inspector whose report prompted a request for repairs, shall each have the right to enter and "walk-through" and verify the condition of the Property upon reasonable advance Notice from Buyer prior to Closing. "Walk-throughs" are not for the purpose of conducting a new inspection, but only for Buyer to confirm that: **(1)** the Property is in the same general condition as it was on the Effective Date; and **(2)** any repairs which are required or agreed upon (*if any*) are completed in a workmanlike manner. ***Note:*** *MSC-2600N (Walk-Through Notice) may be used for this purpose.* Waiver of any inspection does not waive the right to a "walk-through". Closing does not relieve Seller of any obligation to complete any repairs agreed upon or required by this Contract. Seller will arrange, at Seller's expense, to have all utilities turned on through Closing (unless utilities have been transferred to Buyer).

18. SIGNATURES.
This Contract may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. For purposes of executing or amending this Contract, or delivering a Notice pursuant hereto, an approved standard form or other written document which is signed and transmitted by any electronic method deemed valid in accordance with the Missouri Uniform Electronic Transactions Act, including but not limited to by facsimile machine, digital signature or a scanned image, such as a pdf via e-mail, is to be treated as an original signature and document.

19. GOVERNING LAW/CONSTRUCTION.
This Contract shall be construed in accordance with the laws of the State of Missouri, including the requirement to act in good faith. The terms "**Seller**" and "**Buyer**" may be either singular or plural masculine, feminine or neuter gender, according to whichever is evidenced by the signatures below. Section captions in this Contract are intended solely for convenience of reference and will not be deemed to modify, restrict or explain any provision of this Contract. If any provision herein shall for any reason be held to be invalid, illegal or

unenforceable in any respect, then such invalidity, illegality or unenforceability shall not be deemed to terminate this Contract or to affect any other provision hereof, but rather this Contract shall, to the fullest extent permitted by law, remain in full force and effect and be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided, however, that such provision(s) may be referred to in order to determine the intent of the parties.

20. NOTICES.
Any notice, consent, approval, request, waiver, objection or other communication (collectively, "**Notice**") required under this Contract (after its acceptance) to be delivered to Seller shall be in writing and shall be deemed delivered to Seller upon delivery thereof to the Broker (or any of its affiliated licensees) assisting Seller, whether as a limited agent, designated agent acting, dual agent or transaction broker. Likewise, any Notice to be delivered to Buyer shall be in writing and shall be deemed delivered to Buyer upon delivery thereof to the Broker (or any of its affiliated licensees) assisting Buyer, whether as a limited agent, designated agent, dual agent, transaction broker or Seller's subagent. Refusal to accept service of a Notice shall constitute delivery of the Notice.

21. RIDERS.
The following Riders are attached and incorporated as part of this Contract: (*check all that apply*)

☐ Government Loan Rider (MSC-2011R) ☐ Contingency for Sale of Buyer's Existing Property (MSC-2021R)
☐ Back-Up Contract Rider (MSC-2023R) ☐ Contingency for Closing of Buyer's Existing Property (MSC-2022R)
☐ Subdivision Review Rider (MSC-2060R) ☐ Rental Property Rider (MSC-2035R)
☐ Condominium Rider (CND-2010R) ☐ Other ____________
☐ Other ____________ ☐ Other ____________

***Note:** This Contract is designed for use in connection with completed construction. If used for new construction, an appropriate rider, addressing things such as approval of final plans, selection of available options (e.g., flooring, colors, appliances), ability and procedures to submit change orders, completion deadlines and consequences for failure to meet the same, inspections, construction loan disbursing, warranties, and anything else that may be important to your situation, should be attached.*

22. SPECIAL AGREEMENTS. (*complete only if applicable*)
Yevgeniy Davidzon for HREO, LLC, a Broker in Florida & Manager of the LLC, with proof of valid/current Broker's license shall receive 2% of total commission upon closing of the property.

23. LICENSEE PERSONAL INTEREST DISCLOSURE. (*complete only if applicable*)
NA (*insert name of licensee*)
is a real estate broker or salesperson, and is (*check one or more, as applicable*):
☐ a party to this transaction;
☐ a principal of and/or has a direct or indirect ownership interest in ☐ Seller ☐ Buyer; and/or
☐ an immediate family member of ☐ Seller ☐ Buyer. *Specify:* ____________

24. SOURCE(S) OF BROKER(S) COMPENSATION. (*check one, neither or both, as applicable*)
☒ Seller ☐ Buyer ***(Note: actual compensation shall be determined by applicable brokerage service agreements)***
Seller and Buyer each represent and warrant to the other and to the Broker(s), that the Broker(s) identified in the Brokerage Relationship Section below is (are) the only real estate broker(s) involved in this sale.

25. BROKERAGE RELATIONSHIP.
Buyer and Seller confirm their receipt of the Broker Disclosure Form prescribed by the Missouri Real Estate Commission, and that disclosure of the undersigned licensee(s) brokerage relationship, as required by law or regulation, was made to the Seller and/or Buyer or their respective Broker (as the case may be), by said undersigned licensee(s), no later than the first showing of the Property, upon first contact, or immediately upon the occurrence of any change to their relationship.

Licensee assisting Buyer is a: (*Check appropriate boxes*)
☐ **Buyer's Limited Agent** (acting on behalf of Buyer)
☒ **Seller's Limited Agent** (acting on behalf of Seller)
☐ **Dual Agent** (acting on behalf of both Buyer & Seller)
☐ **Transaction Broker Assisting Buyer** (not acting on behalf of either Buyer or Seller)
☐ **Subagent of Seller** (acting on behalf of Seller)
☒ ***(Also check here if serving as a designated agent)***

Licensee assisting Seller is a: (*Check appropriate boxes*)
☒ **Seller's Limited Agent** (acting on behalf of Seller)
☐ **Buyer's Limited Agent** (acting on behalf of Buyer)
☐ **Dual Agent** (acting on behalf of both Seller & Buyer)
☐ **Transaction Broker Assisting Seller** (not acting on behalf of either Seller or Buyer)
☒ ***(Also check here if serving as a designated agent)***

By signing below, the licensee(s) confirm making timely disclosure of its brokerage relationship to the appropriate parties.

RE/MAX Lake of the Ozarks
Broker's Firm Assisting Buyer
Broker's Firm State License # 5180
DocuSigned by:
By (Signature) Donna Teresa Meyer, PC
4A8391F83A9940D...
Licensee's Printed Name: Donna Teresa Meyer, PC
Licensee's State License # ____________
Date: 2/10/2023 | 3:15 PM CST

RE/MAX Lake of the Ozarks
Broker's Firm Assisting Seller
Broker's Firm State License # 5180
DocuSigned by:
By (Signature) Donna Teresa Meyer, PC
4A8391F83A9940D...
Licensee's Printed Name: Donna Teresa Meyer, PC
Licensee's State License # ____________
Date: 2/10/2023 | 3:27 PM CST

26. FRANCHISE DISCLOSURE.
Although one or more of the Brokers may be a member of a franchise, the franchisor is not responsible for the acts of said Broker(s).

27. SALES INFORMATION.
Permission is hereby granted by Seller and Buyer for the Broker(s) to provide, effective as of and after the Closing, sales information of this transaction, including Purchase Price and Property address, to any multi-listing service, local Association or Board of REALTORS®, its members, member's prospects, appraisers and other professional users of real estate data.

28. FIRPTA.
Seller represents that it is not a foreign person as described in the Foreign Investment in Real Property Tax Act ("FIRPTA", 26 U.S.C. §1445) and agrees to deliver a certificate at Closing to that effect which contains Seller's tax ID number. If Seller is a foreign person, then Buyer must comply with applicable FIRPTA withholding and remittance requirements. Any amount required to be withheld to satisfy FIRPTA requirements shall be taken solely from the net proceeds due Seller. If the net proceeds are not sufficient to satisfy applicable FIRPTA requirements, then Seller shall deliver to Closing Agent, as a condition to Closing, the additional Funds necessary to satisfy the applicable FIRPTA withholding requirements. The parties should seek independent tax advice and legal counsel regarding FIRPTA and any other tax matters.

29. ANTI-TERRORISM.
Each party hereto represents and warrants to each other party and to the Broker(s), that such party is not, and is not acting, directly or indirectly, for or on behalf of any person or entity, named as a Specially Designated National and Blocked Person (as defined in Presidential Exec. Order 13224), or with whom you are prohibited to do business under anti-terrorism laws.

30. ACCEPTANCE DEADLINE/EFFECTIVE DATE.
Buyer's offer to purchase the Property shall automatically expire if Seller has not accepted it by 5 p.m., on February 12, 2023 (the "**Acceptance Deadline**"). This offer may be accepted by: **(1)** Seller signing it; and **(2)** providing timely notice of such acceptance (which may be given orally or in writing) to Buyer or to the licensee assisting Buyer (*i.e.*, on or before the Acceptance Deadline). This Contract will become valid and legally binding at such time. The **"Effective Date"** of this Contract shall be the date adjacent to the signature of the last party to sign this Contract.

31. TIME IS OF THE ESSENCE.
Time is of the essence in the performance of the parties obligations under this Contract. All references to a specified time shall mean Central Time. As used herein, a "**day**" is defined as a 24-hour calendar day, seven (7) days per week.

☐ ***Check box if additional signatures are needed and attach Additional Signature Page (MSC-5070).***

SELLER *ACCEPTS* OFFER *(Sign Below)*

DocuSigned by: Yevgeniy Davidzon, Manager 2/10/2023 | 3:13 PM CST
C86F6738AB34AF...

BUYER **Date**	**SELLER** **Date and Time**
Printed Name: Yevgeniy Davidzon, Manager	*Printed Name:*
BUYER **Date**	**SELLER** **Date and Time**
Printed Name:	*Printed Name:*

If signing on behalf of a trust or other legal entity, please print its name and your title below:

Printed Entity Name
Title(s):

If signing on behalf of a trust or other legal entity, please print its name and your title below:

Printed Entity Name
Title(s):

SELLER *REJECTS* OFFER *(Initial)* DS DS

SELLER *COUNTER*-OFFERS *(Initial)* [initials]
Counter Offer form MSC-2040, which amends the terms of this offer, is attached and incorporated into this Contract

Missouri REALTORS®

Counter Offer # 1

Initiated by (*check one*): ☒ Seller ☐ Buyer ("Counter Offeror")

This document has legal consequences. If you do not understand it, consult your attorney.

This Counter Offer concerns a prior offer to enter into a Contract between the following parties on Property located at:

73 West Lake Court	Sunrise Beach	MO	65079	Camden
Street Address	**City**		**Zip Code**	**County**

Seller (*print name*): Christopher and Jordan Walters

Buyer (*print name*): HCO 1, LLC

Any terms agreed to in a previous Counter Offer must be included in this Counter Offer along with any new proposed changes. Only the terms contained in this Counter Offer, together with the remaining unchanged terms of the Contract (including any addenda or riders attached thereto), constitute the new offer.

CHANGED TERMS. Acceptance of the Contract is subject to the following modification(s):

(a) "Purchase Price" shall be $499,950

(b) "Seller Concessions" shall be ______

(c) "Earnest Money" shall be ______

(d) "Closing Date" shall be ______

(e) Other changed terms, agreements or conditions (*complete if/as applicable*):

(1) Section # ____ Line # ____ or Rider # ____ is changed as follows: ______

(2) Section # ____ Line # ____ or Rider # ____ is changed as follows: ______

(3) Section # ____ Line # ____ or Rider # ____ is changed as follows: ______

Other/Misc. (*please indicate if additional pages are attached*): The property shall stay active on the market until:

1. Escrow monies have been received.
2. All contingencies have been met and satisfied including title commitment, inspections.

TIME FOR ACCEPTANCE. This Counter Offer must be accepted by 8 p. m. on February 12, 2023 (the **"Acceptance Deadline"**). Except as modified above, the parties accept and agree to all terms and conditions of the above Contract, all of which are hereby fully incorporated herein by this reference. In the event of any inconsistency between the terms hereof and the terms set forth in the Contract, the terms hereof control.

DocuSigned by: X 7D8BAE1E295D488...	2/10/2023 | 3:50 PM CST	DocuSigned by: X 7D8BAE1E295D488...	2/10/2023 | 3:52 PM CST
Signature of Counter-Offeror	***Time & Date***	***Signature of Counter-Offeror***	***Time & Date***

RESPONSE TO COUNTER OFFER. (***sign or initial as applicable***)

Accept. By signing below, the undersigned (the **"Counter-Offeree"**) agree to the modification(s) contained in this Counter Offer, and hereby **accept** the Contract, as modified by this Counter Offer, including all attached documents (*if any*).

X		*X*	
Signature of Counter-Offeree	***Time & Date***	***Signature of Counter-Offeree***	***Time & Date***

Reject or New Counter Offer. By initialing below, the Counter-Offeree(s) do not agree to the modification(s) contained in this Counter Offer, but either reject the same or make a new Counter Offer (*initial one, as applicable*).

DS ______ **Reject** (*Initial*). Counter-Offeree(s) **reject** this Counter Offer.

______ **New Counter Offer** (*Initial*). Counter-Offeree(s) hereby make a new Counter Offer.

Counter Offer # 2, which amends the terms of the Contract, is attached.

Missouri REALTORS®

Counter Offer # 2

Initiated by (*check one*): ☐ Seller ☒ Buyer ("Counter Offeror")

This document has legal consequences. If you do not understand it, consult your attorney.

This Counter Offer concerns a prior offer to enter into a Contract between the following parties on Property located at:

73 West Lake Court	Sunrise Beach	MO	65079	Camden
Street Address	**City**		**Zip Code**	**County**

Seller (*print name*): Christopher and Jordan Walters

Buyer (*print name*): HCO1, LLC

Any terms agreed to in a previous Counter Offer must be included in this Counter Offer along with any new proposed changes. Only the terms contained in this Counter Offer, together with the remaining unchanged terms of the Contract (including any addenda or riders attached thereto), constitute the new offer.

CHANGED TERMS. Acceptance of the Contract is subject to the following modification(s):

(a) "Purchase Price" shall be $495,000

(b) "Seller Concessions" shall be ______

(c) "Earnest Money" shall be ______

(d) "Closing Date" shall be ______

(e) Other changed terms, agreements or conditions (*complete if/as applicable*):

(1) Section # ____ Line # ____ or Rider # ____ is changed as follows: ______

(2) Section # ____ Line # ____ or Rider # ____ is changed as follows: ______

(3) Section # ____ Line # ____ or Rider # ____ is changed as follows: ______

Other/Misc. (*please indicate if additional pages are attached*): ______

Buyer agrees on the condition that the property stay active on the market, as stated in Counter Offer 1.

TIME FOR ACCEPTANCE. This Counter Offer must be accepted by 7 p. m. on February 11, 2023 (the **"Acceptance Deadline"**). Except as modified above, the parties accept and agree to all terms and conditions of the above Contract, all of which are hereby fully incorporated herein by this reference. In the event of any inconsistency between the terms hereof and the terms set forth in the Contract, the terms hereof control.

DocuSigned by:

X [signature] 2/11/2023 | 8:37 AM CST

Signature of Counter-Offeror *Time & Date*

X ______

Signature of Counter-Offeror *Time & Date*

RESPONSE TO COUNTER OFFER. (***sign or initial as applicable***)

Accept. By signing below, the undersigned (the **"Counter-Offeree"**) agree to the modification(s) contained in this Counter Offer, and hereby **accept** the Contract, as modified by this Counter Offer, including all attached documents (*if any*).

DocuSigned by:

X [signature] 2/11/2023 | 7:55 AM CST

Signature of Counter-Offeree *Time & Date*

DocuSigned by:

X [signature] 2/11/2023 | 7:58 AM CST

Signature of Counter-Offeree *Time & Date*

Reject or New Counter Offer. By initialing below, the Counter-Offeree(s) do not agree to the modification(s) contained in this Counter Offer, but either reject the same or make a new Counter Offer (*initial one, as applicable*).

______ **Reject** (*Initial*). Counter-Offeree(s) **reject** this Counter Offer.

______ **New Counter Offer** (*Initial*). Counter-Offeree(s) hereby make a new Counter Offer.

Counter Offer # ______, which amends the terms of the Contract, is attached.